Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-144414 on Form S-11 of our report dated March 24, 2010, relating to the financial statements and financial statement schedule of Wells Real Estate Investment Trust II, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of new accounting provisions for business combinations and associated acquisitions costs) appearing in the Supplement No. 5 to the Prospectus dated April 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 24, 2010